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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15
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CERTIFICATION  AND NOTICE OF TERMINATION OF REGISTRATION  UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number: 0-26161


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

                                                   Interact Commerce Corporation
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                                        (Exact name of registrant as specified in its charter)

                          8000 N. Gainey Center Drive, Suite 200, Scottsdale, Arizona 85258, (480) 368-3700
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                               Common Stock, par value $.001 per share
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                                       (Title of each class of securities covered by this Form)

                                                                 None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

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Please place an X in the box(es) to designate the appropriate rule  provision(s)
relied upon to terminate or suspend the duty to file reports:

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
                Rule 12g-4(a)(1)(i)       [X]                       Rule 12h-3(b)(1)(i)       [X]
                Rule 12g-4(a)(1)(ii)      [_]                       Rule 12h-3(b)(1)(ii)      [_]
                Rule 12g-4(a)(2)(i)       [_]                       Rule 12h-3(b)(2)(i)       [_]
                Rule 12g-4(a)(2)(ii)      [_]                       Rule 12h-3(b)(2)(ii)      [_]
                                                                    Rule 15d-6                [_]

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Approximate  number of holders of record as of the certification or notice
date:   1   Pursuant to the  requirements  of the  Securities  Exchange Act
     -------
of 1934, Interact Commerce Corporation has caused this certification/notice to signed on its behalf by the undersigned duly authorized person.



                                              Interact Commerce Corporation



Date:    May 4, 2001                          By:      /s/ Patrick Sullivan
                                                 -------------------------------
                                              Name:    Patrick Sullivan
                                              Title:   Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.